UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 28, 2010

SPARE BACKUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30787	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72757 Fred Waring Drive, Palm Desert, CA	92260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	760-779-0251

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into an Agreement.

On January 28, 2010, Spare Backup signed a term sheet agreement (“Term Sheet”) with ServiceLive, Inc., a Sears Holdings Corporation (“SLI”). The Term Sheet is intended to be non-binding in nature and to be used as a framework for the completion of a Master Services Agreement. The parties are in ongoing discussions, however, no definitive Master Services Agreement has been reached nor are there any guarantees that any agreement will be reached in the future.

The Term Sheet details the parameters for the potential marketing and distribution of Spare Backup proprietary services including Online PC data backup, PC data transfer, Cloud computing (Spare Room) and PC synchronization to SLI’s customers. These services would be co-branded ServiceLive, powered by Spare Backup. Spare Backup and SLI would share in all revenue derived from a final agreement on an undisclosed, mutually beneficial basis.

ServiceLive.com is the only online services marketplace where consumers can name their price for home repairs and improvements, helping consumers take care of their home or office on their terms. Founded in 2007 as a wholly owned subsidiary of Sears Holdings Corporation, ServiceLive has thousands of approved service providers throughout the country across a wide variety of home services - from handymen and home electronics pros to plumbers and computer experts. These providers have undergone stringent background checks to help insure they are among the best service providers available for the services they provide. Through ServiceLive.com, customers can manage the entire process from start to finish, including payment and rating of service providers, all online.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC.

Date: February 5, 2010	By:	/s/ Cery Perle Cery Perle, Chief Executive Officer and President